Exhibit 99.1

Press release

July, 16 2020

Diginex strengthens partnership with Itiviti and leverages Tbricks Automation Platform for Institutional Cryptocurrency Clients

Hong Kong/London, July 16, 2020 – Itiviti, a leading technology, and service provider to financial institutions worldwide, today announced Diginex, a digital asset financial services and advisory company, will implement Tbricks automated solution to provide risk, P&L and portfolio management to its institutional client base. This partnership follows on from the existing relationship that sees Diginex utilize NYFIX, Itiviti’s global FIX-based order routing network to provide connectivity to its institutional investors who wish to have digital asset’s exposure in their portfolios.

Diginex will utilize Tbricks to launch ‘Diginex Access’, a multi-venue, front-to-back trading, portfolio, and risk management solution for digital assets including cryptocurrencies and their associated derivatives. The combined solution will be powered by Tbricks automation technology and robust infrastructure to offer an institutional-grade experience to investors who seek to manage digital assets.

“As institutional demand in digital assets continues to rise, we view this strategic partnership with Diginex as an opportunity to drive a more unified digital assets solution for the capital markets,” said Bobby Rahman, Head of Strategic Partnerships. Tbricks is already providing a cross-asset solution to a number of sell-side tier 1 banks and firms and we see this as a natural evolution of our capabilities for cryptocurrency trading.

“Itiviti’s Tbricks Automation platform has a proven track record of serving the largest banks and hedge funds with institutional-grade trading technology. Our platform will provide leading-edge Execution and Order Management System and Portfolio Management Solution capabilities for cryptocurrencies and digital assets to the standard that institutions have come to expect in traditional markets,” added Richard Byworth, CEO at Diginex.

Tbricks is the automation solution within the wider Itiviti Platform which supports trading, connectivity, and automation workflows for all asset classes. Leveraging 30+ years of expertise in Equities and Derivatives trading technology, Tbricks provides the optimal solution for execution automation enabling users to operate, scale, and adapt their business. The app-based, modular automation framework combines out-of-the-box capabilities with great flexibility for customization and a performance first architecture.

For further information, please contact:

Itiviti

Amal Ahmed, Head of Content Marketing, PR & Communications

Tel: +44 20 7942 0986

amal.ahmed@itiviti.com

Diginex

Heather Dale, Chief Marketing Officer

Tel: +852 9274 3312

heather.dale@diginex.com

About Itiviti

Itiviti enables financial institutions worldwide to transform their trading and capture tomorrow. With innovative technology, deep expertise, and a dedication to service, we help customers seize market opportunities and guide them through regulatory change.

Top-tier banks, brokers, trading firms, and institutional investors rely on Itiviti’s solutions to service their clients, connect to markets, trade smarter in all asset classes by consolidating trading platforms and leverage automation to move faster.

A global technology and service provider, we offer the most innovative, consistent, and reliable connectivity and trading solutions available.

With a presence in all major financial centers and serving around 2,000 clients in over 50 countries, Itiviti delivers on a global scale.

For more information, please visit www.itiviti.com.

Itiviti is owned by Nordic Capital.

Follow Itiviti on social media on Twitter @Itiviti_AB, on Facebook @ItivitiAB, and on LinkedIn

About Diginex

Diginex is a blockchain financial services and technology company. Diginex partners with institutional investors, corporations and governments to make digital assets more accessible, business processes more efficient and secure. Diginex believes its collaborative approach and pursuit of global cooperation is optimal to drive institutional adoption of blockchain technologies and the regulated use of digital assets. For more information on Diginex, please visit www.diginex.com.

For more information visit: https://www.diginex.com/

Follow Diginex on social media on Twitter @DiginexGlobal, on Facebook @DiginexGlobal, and on LinkedIn.